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EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE.


                                                                          Twelve months ended December 31,
                                                                       ---------------------------------------
                                                                          1996                         1995
                                                                       ----------                   ----------
Income before income taxes and
   extraordinary item.............................................     $4,928,348                   $2,433,752

Pro forma provision for income taxes @ 39%........................                                     948,000

Income taxes, including S-Corp. termination benefit...............      1,695,000

Adjustments for reduction in interest
   expense and effects of shares
   required to pay offering costs,
   and debt of $11,527,000........................................        494,000                      799,000
                                                                       ----------                   ----------
Pro forma net income before extraordinary item....................      3,727,348                    2,284,752

Extraordinary item from early extinguishment of
   debt, net of income taxes......................................       (149,789)                        --
                                                                       ----------                   ----------

Pro forma net income..............................................     $3,577,559                   $2,284,752
                                                                       ==========                   ==========


Weighted average number of common and common
   equivalent shares outstanding..................................      3,513,705                    3,238,073
Shares included in the offering...................................      2,169,636                    2,169,636
                                                                       ----------                   ----------
Pro forma weighted average number of common
   and common equivalent shares outstanding.......................      5,683,341                    5,407,709
                                                                       ==========                   ==========

Pro forma net income per common and common
   equivalent shares outstanding before
   extraordinary item.............................................          $0.66                        $0.42

Extraordinary item................................................         ($0.03)                        --
                                                                       ----------                   ----------

Pro forma net income per common and common
   equivalent shares outstanding..................................          $0.63                        $0.42
                                                                       ==========                   ==========
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NOTE: Net income per share figures will not necessarily add due to rounding adjustments.